EXHIBIT 99.1
Nabors’ First Quarter EPS Equals $0.65
Before $75 million in Pre-tax Non-Cash Ceiling Test Adjustments
HAMILTON, Bermuda, April 21, 2009 — Nabors Industries Ltd. (NYSE:NBR) today reported its financial results for the first quarter of 2009. The Company’s results were again impacted by a non-cash, pre-tax adjustment of $75 million related to the ceiling test applied to the value of the reserves of one its oil and gas joint ventures using commodity prices on March 31, 2009. When these charges are excluded adjusted income derived from operating activities was $274.1 million compared to $286.4 million in the first quarter of last year and $364.2 million in the sequential quarter ended December 31, 2008. Likewise, net income was $184.4 million or $0.65 per diluted share compared to $212.0 million or $0.74 per diluted share in the first quarter of last year, and $208.0 million or $0.73 per diluted share in the fourth quarter of 2008, the latter also excluding a goodwill impairment in Canada. Similarly, Operating Revenues and Earnings from unconsolidated affiliates for this quarter totaled $1.13 billion compared to $1.30 billion in the comparable quarter of the prior year and $1.47 billion in the fourth quarter of 2008.
Gene Isenberg, Nabors Chairman and CEO, commented, “Our first quarter results were better than expected led by a strong International showing and solid performance from Alaska, US Offshore and our Other Operating Segments. Our US Land business performed relatively well due to the high number of term contracts covering not only our new PACE rigs, but also other premium rigs which constitute two-thirds of our fleet.
“The largest increase in year-over-year quarterly operating income came from our International business which was up 14% to $103.0 million. Our US Offshore business was up $10.4 million, posting $16.8 million in the quarter. Our Other Operating Segments, our Alaska business and even our US Lower 48 land drilling unit all posted smaller but meaningful increases over their respective prior year quarterly results. Conversely, our Canadian operations declined by nearly $29.0 million over the prior year and finished at $13.2 million, followed closely by US Well Servicing operations which declined to $13.7 million from 2008 first quarter results of more than $30.0 million.
“Our US Lower 48 land drilling business posted operating income of $129.2 million in the first quarter with 193 rigs employed. Average margins were $11,200 per rig day, or $9,725 excluding that portion of the lump-sum payments that would have been earned in future quarters. Today the number of rigs employed is 137, including 31 rigs which are not currently crewed or working but are receiving revenue. During the first quarter we recognized $31.3 million in lump-sum contract settlements and we anticipate to recognize another $11.5 million in the second quarter, including approximately $5.4 million in income that would have been earned in each quarter of 2009 anyway. In addition, for a number of rigs we are receiving daily standby payments or lump-sum early contract termination payments which are being amortized over the original duration of the contracts. In the aggregate, these amount to approximately $70 million with $48 million allocated to 2009. Meanwhile our market positions remain strong, especially in the most active areas such as the Haynesville Shale where Nabors enjoys the dominant position with an average of 35 rigs operating during the first quarter. The decline in our rig count is slowing and we are optimistic we will see it stabilize in the near future.

“Our International business continues to anticipate more than a 20% increase in year-over-year income with the only weakness confined to lower contributing markets and asset classes. These are more than offset by deployments of incremental higher specification rigs during the year. In January one of our new offshore rigs commenced operations on a high-profile project in the Congo. We expect to start up three more rigs in the second quarter followed by another three in the second half, with potential for several more in 2009 pending the outcome of current discussions. We have recently seen significant decreases in activity in some areas, most notably Argentina and Colombia. However, these are having minimal effect since our margins in the Latin American markets are significantly lower than in other areas, particularly Argentina where operations primarily consist of workover and small drilling rigs. This is reflected in the quarter’s lower rig count and the corresponding sizeable increase in average per rig day margins. These higher average margins in the face of a flat rig count will generally characterize this unit’s performance for the balance of the year.
“As indicated, our US Well Servicing unit has experienced a large decrease in quarterly income primarily attributable to a more than 30% decrease in rig hours and a rapidly deteriorating pricing environment. While rig hours are beginning to show signs of stabilization, rig rates continue to decrease, most notably in the Mid Continent area and the West and South Texas regions. This has tempered our outlook for the full year, although the impact on Nabors should be muted by our performance in less susceptible markets.
“Our US Offshore operations are faring relatively well at more than double last year’s first quarter results. Significantly weaker activity among our barge and SuperSundowner platform rigs is essentially offset by ongoing high utilization of our MASE and MODS platform drilling rigs, which has recently been augmented by the January deployment of newly constructed MODS Rig 202 on a term contract. We currently expect the full year to be essentially flat to the prior year.
“The outlook in Canada continues to deteriorate as this unit posted a very weak first quarter during the period that historically accounts for 40% of the year’s income. Our Canadian management team is taking aggressive steps to reduce costs while preserving our ability to react to the inevitable recovery. The emergence of the British Columbia shales is shifting the rig market in Canada in favor of Nabors. This development along with our strategic customer alliances puts us in a position to recover quickly when this market corrects.
“Alaska posted its best quarter ever but the full year outlook has been muted by weakening market conditions and now appears flat. This dampened outlook results from the winding down of a very busy winter exploration season and the prospective release of one of our core rigs and several other competitive rigs. A full year’s contributions from two rigs which deployed in 2008 and the current start-up of our new state-of-the-art coiled tubing / stem drilling rig should offset these losses in activity and pricing.
“Our Other Operating Segments posted its best quarter ever on seasonally high and record contributions from our Peak Oilfield Services joint venture. The outlook for the balance of the year is lower with slowing activity in our Canrig and directional drilling businesses and seasonally lower contributions from our Alaskan joint ventures. New products in Canrig and essentially flat results in our Alaskan joint ventures will limit the downside.
“As previously noted our Oil and Gas Operations again incurred a significant non-cash impairment in the value of reserves related to the ceiling test. The impairment amounted to $75 million in the first quarter based upon a quarter ending gas price of $3.59 per MCF. Despite these impairments the long-term potential of this business is very good given the portfolio of properties it has in multiple producing and rapidly emerging areas. We also continue to pursue attractive investment opportunities.
“Our financial position is strong and we took additional steps during the quarter to assure that it remains healthy should our markets deteriorate further than expected. On January 7, 2009 we placed $1.125 billion in 10-year Senior Unsecured Notes due 2019 at a rate of 9.25%. A sizeable portion of these funds was used to affect open market purchases of our shorter term debt. To date we have purchased $771 million face value of our 0.94% convertible notes due May 2011 at a weighted average price of $85.55, and $57 million of our 4-7/8% notes due August 2009. We continue to aggressively reduce both operating and capital expenditures and anticipate free cash flow to increase as the year progresses. Our cash and investments stood at $1.4 billion at the end of the quarter and are currently projected to be higher by year end assuming no additional debt purchases.
“There are increasing signs that our business may well be bottoming out in the seasonally low second quarter, but the timing of the inevitable recovery remains difficult to predict. The strength of our International business and our smaller Alaskan and US Offshore operations should serve to mitigate the loss of income from our US and Canadian drilling and well servicing operations. Our investments in new and upgraded rigs over the last four years have substantially been returned through term contracts in force in our US land drilling unit. These rigs should support our results through 2010 and will enhance our leverage when market conditions improve.”
The Nabors companies own and operate approximately 534 land drilling and approximately 763 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of; 39 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2009	2008	2008

Revenues and other income:
Operating revenues	$1,198,045	$1,299,858	$1,475,076
Earnings (losses) from unconsolidated affiliates (1)	(64,427)	(4,451)	(229,283)
Investment (loss) income	9,141	26,182	(7,278)

Total revenues and other income	1,142,759	1,321,589	1,238,515

Costs and other deductions:
Direct costs	665,287	747,770	816,835
General and administrative expenses	107,343	111,321	129,101
Depreciation and amortization	159,152	136,200	167,156
Depletion (2)	2,753	13,685	18,295
Interest expense	67,078	46,692	50,105
Losses (gains) on sales, retirements and impairments of long-lived assets and other expense (income), net	(17,297)	8,097	(3,176)
Goodwill and intangible asset impairment (3)	—	—	154,586

Total costs and other deductions	984,316	1,063,765	1,332,902

Income (loss) before income taxes	158,443	257,824	(94,387)

Income tax expense (benefit):
Current	13,468	99,293	(33,721)
Deferred	19,805	(53,513)	46,037

Income tax expense	33,273	45,780	12,316

Net income (loss) (5)	$125,170	$212,044	$(106,703)

Earnings (losses) per share: (4) (5)
Basic	$.44	$.76	$(.38)
Diluted	$.44	$.74	$(.38)

Weighted-average number of common shares outstanding: (4)
Basic	283,098	280,166	283,081

Diluted	283,119	285,780	283,081

Adjusted income derived from operating activities (1) (2) (6)	$199,083	$286,431	$114,406

(1)	Includes ($75.0) million and ($228.3) million, representing our proportionate share of non-cash pre-tax full cost ceiling test writedowns from our oil and gas joint ventures recorded during the three months ended March 31, 2009 and December 31, 2008, respectively.

(2)	Includes non-cash pre-tax impairment charges of ($21.5) million under application of the successful efforts method of accounting from our wholly owned Ramshorn business unit related to oil and gas properties recorded during the three months ended December 31, 2008.

(3)	Represents non-cash pre-tax goodwill and intangible asset impairment charges recorded during the three months ended December 31, 2008, all of which related to our Canadian business units.

(4)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(5)	Net income and earnings (losses) per share include ($59.3) million (($.21) per diluted share) related to non-cash impairments of oil and gas properties recorded during the three months ended March 31, 2009 and ($162.1) million (($.57) per diluted share) and ($152.6) million (($.54) per diluted share), respectively, related to non-cash impairments of oil and gas properties and goodwill and an intangible asset recorded during the three months ended December 31, 2008.

(6)	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our Company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(In thousands, except ratios)	2009	2008

ASSETS
Current assets:
Cash and short-term investments	$1,108,588	$584,245
Accounts receivable, net	975,797	1,160,768
Other current assets	395,462	421,580

Total current assets	2,479,847	2,166,593
Long-term investments and other receivables	254,714	239,952
Property, plant and equipment, net	7,488,679	7,331,959
Goodwill	174,806	175,749
Investment in unconsolidated affiliates	405,393	411,727
Other long-term assets	191,052	191,919

Total assets	$10,994,491	$10,517,899

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$168,682	$225,030
Other current liabilities	780,323	903,829

Total current liabilities	949,005	1,128,859
Long-term debt	4,158,331	3,600,533
Other long-term liabilities	873,959	884,401

Total liabilities	5,981,295	5,613,793
Shareholders’ equity	5,013,196	4,904,106

Total liabilities and shareholders’ equity	$10,994,491	$10,517,899

Cash, short-term and long-term investments (1)	$1,363,302	$826,063

Funded debt to capital ratio: (2)
— Gross	0.44 : 1	0.41 : 1
— Net of cash and investments	0.35 : 1	0.35 : 1
Interest coverage ratio: (3)	15.7 : 1	20.7 : 1

(1)	The March 31, 2009 and December 31, 2008 amounts include $0 and $1.9 million, respectively, in cash proceeds receivable from brokers from the sale of certain investments that are included in other current assets and $240.3 million and $224.2 million, respectively, in oil and gas financing receivables that are included in long-term investments and other receivables.

(2)	The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt reduced by the sum of cash and cash equivalents and short-term and long-term investments and other receivables. Capital is defined as shareholders’ equity. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital. The gross funded debt and net funded debt to capital ratios are not measures of operating performance or liquidity defined by accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies.

(3)	The interest coverage ratio is a trailing twelve-month computation of the sum of income before income taxes, interest expense, depreciation and amortization, depletion expense, goodwill and intangible asset impairments and our proportionate share of non-cash pre-tax full cost ceiling writedowns from our oil and gas joint ventures less investment income and then dividing by cash interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover cash interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended
	March 31,		December 31,
(In thousands, except rig activity)	2009	2008	2008

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$389,879	$407,061	$527,335
U.S. Land Well-servicing	134,362	171,141	201,118
U.S. Offshore	60,392	51,455	66,770
Alaska	62,782	54,369	46,264
Canada	112,145	178,852	130,726
International	342,656	303,572	357,286

Subtotal Contract Drilling (2)	1,102,216	1,166,450	1,329,499
Oil and Gas (3)(4)	(60,044)	14,040	(206,389)
Other Operating Segments (5)(6)	156,917	165,782	173,331
Other reconciling items (7)	(65,471)	(50,865)	(50,648)

Total	$1,133,618	$1,295,407	$1,245,793

Adjusted income (loss) derived from operating activities:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$129,242	$126,871	$190,567
U.S. Land Well-servicing	13,658	30,386	44,339
U.S. Offshore	16,830	6,458	16,282
Alaska	20,825	17,783	11,195
Canada	13,175	41,973	19,997
International	102,975	90,650	104,225

Subtotal Contract Drilling (2)	296,705	314,121	386,605
Oil and Gas (3)(4)	(71,334)	(4,852)	(239,107)
Other Operating Segments (5)(6)	19,104	12,434	18,757
Other reconciling items (8)	(45,392)	(35,272)	(51,849)

Total	199,083	286,431	114,406
Interest expense	(67,078)	(46,692)	(50,105)
Investment (loss) income	9,141	26,182	(7,278)
(Losses) gains on sales, retirements and impairments of long-lived assets and other (expense) income, net	17,297	(8,097)	3,176
Goodwill and intangible asset impairment (9)	—	—	(154,586)

Income (loss) before income taxes	$158,443	$257,824	$(94,387)

Rig activity:
Rig years: (10)
U.S. Lower 48 Land Drilling	192.8	225.7	260.1
U.S. Offshore	15.3	16.1	17.9
Alaska	11.9	10.6	11.7
Canada	34.4	49.4	39.8
International (11)	114.0	117.8	121.3

Total rig years	368.4	419.6	450.8

Rig hours: (12)
U.S. Land Well-servicing	179,567	259,477	268,253
Canada Well-servicing	50,224	79,137	61,497

Total rig hours	229,791	338,614	329,750

(1)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $1.3 million, $6.8 million and ($3.9) million for the three months ended March 31, 2009 and 2008 and December 31, 2008, respectively.

(3)	Represents our oil and gas exploration, development and production operations. Includes ($75.0) million and ($228.3) million, representing our proportionate share of non-cash pre-tax full cost ceiling test writedowns from our joint ventures for the three months ended March 31, 2009 and December 31, 2008, respectively, and non-cash pre-tax impairment charges of ($21.5) million under application of the successful efforts method of accounting from our wholly owned Ramshorn business unit related to oil and gas properties for the three months ended December 31, 2008.

(4)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of ($72.2) million, ($17.9) million and ($223.8) million for the three months ended March 31, 2009 and 2008 and December 31, 2008, respectively.

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(5)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(6)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $6.5 million, $6.7 million and ($1.6) million, for the three months ended March 31, 2009 and 2008 and December 31, 2008, respectively.

(7)	Represents the elimination of inter-segment transactions.

(8)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(9)	Represents non-cash pre-tax goodwill and intangible asset impairment charges recorded during the three months ended December 31, 2008, all of which related to our Canadian business units.

(10)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(11)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 2.8 years, 4.0 years and 3.1 years, during the three months ended March 31, 2009 and 2008 and December 31, 2008, respectively.

(12)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS (LOSSES) PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2009	2008	2008

Net income (loss) (numerator):
Net income (loss) — basic	$125,170	$212,044	$(106,703)
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
$2.75 billion due 2011 (1)	—	—	—
$82.8 million due 2021 (2)	—	—	—
$700 million due 2023 (3)	—	—	—

Adjusted net income (loss) — diluted	$125,170	$212,044	$(106,703)

Earnings (losses) per share:
Basic	$.44	$.76	$(.38)

Diluted	$.44	$.74	$(.38)

Shares (denominator):
Weighted-average number of shares outstanding-basic (4)	283,098	280,166	283,081
Net effect of dilutive stock options, warrants and restricted stock awards based on the if converted method	21	5,614	—
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
$2.75 billion due 2011 (1)	—	—	—
$82.8 million due 2021 (2)	—	—	—
$700 million due 2023 (3)	—	—	—

Weighted-average number of shares outstanding — diluted	283,119	285,780	283,081

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(1)	Diluted earnings (losses) per share for the three months ended March 31, 2009 and 2008 and December 31, 2008 do not include any incremental shares issuable upon exchange of the $2.75 billion 0.94% senior exchangeable notes due 2011. During 2008 and the three months ended March 31, 2009, we purchased $760.6 million par value of these notes in the open market, leaving $2.0 billion par value outstanding. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when our stock price exceeds $45.83 as of the last trading day of the quarter and the average price of our shares for the ten consecutive trading days beginning on the third business day after the last trading day of the quarter exceeds $45.83, which did not occur during any period for the three months ended March 31, 2009 and 2008 and December 31, 2008.

(2)	In June 2008 Nabors Delaware called for redemption of the full $82.8 million aggregate principal amount at maturity of its zero coupon senior convertible debentures due 2021 and in July 2008, paid cash of $60.6 million; an amount equal to the issue price of $50.4 million plus accrued original issue discount of $10.2 million. No common shares were issued as part of the redemption of the $82.8 million zero coupon convertible senior debentures.

(3)	In May 2008 Nabors Delaware called for redemption all of its $700 million zero coupon senior exchangeable notes due 2023 and in June and July 2008 issued an aggregate 5.25 million common shares which equated to the excess of the exchange value of the notes over their principal amount, as cash was required up to the principal amount of the notes exchanged. Diluted earnings per share for the three months ended March 31, 2008 does not include any incremental shares issuable upon exchange of the $700 million zero coupon senior exchangeable notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation when the price of our shares exceeds $35.05 on the last trading day of the quarter, which did not occur on March 31, 2008.

(4)	Includes the following weighted-average number of common shares and restricted stock of Nabors and weighted-average number of exchangeable shares of Nabors (Canada) Exchangeco Inc., respectively: 283.0 million and .1 million shares for the three months ended March 31, 2009; 280.1 million and .1 million shares for the three months ended March 31, 2008; and 283.0 million and .1 million shares for the three months ended December 31, 2008. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors’ common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to, voting rights and the right to receive dividends, if any.
For all periods presented, the computation of diluted earnings (losses) per share excludes outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because the inclusion of such options and warrants would be anti-dilutive and such options and warrants are not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would potentially dilute earnings (losses) per share in the future were 31,023,161 shares during the three months ended March 31, 2009; 5,433,755 shares during the three months ended March 31, 2008; and 20,830,947 shares during the three months ended December 31, 2008. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants will be included in our diluted earnings per share computation using the if converted method of accounting. Restricted stock will be included in our basic and diluted earnings (losses) per share computation using the two class method of accounting in all periods because such stock is considered participating securities.
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ITEMS (1)
(Unaudited)

	Three Months Ended
	March 31,	December 31,
(In thousands, except per share amounts)	2009	2008

GAAP:
Net Income (loss)	$125,170	$(106,703)

Earnings (losses) per diluted share	$.44	$(.38)

Non-GAAP non-cash adjustments:
Goodwill and intangible asset impairment — Canadian business units	$—	$154,586
Full cost ceiling test writedowns — oil and gas joint ventures	75,000	228,252
Impairment charges to oil and gas properties — wholly owned Ramshorn business unit	—	21,537

Total pre-tax adjustments	75,000	404,375
Tax benefit of non-GAAP adjustments	15,750	89,680

Net income effect	$59,250	$314,695

Diluted Earnings (losses) per share effect	$.21	$1.11

Adjusted net income	$184,420	$207,992

Adjusted earnings per diluted share	$.65	$.73

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(1)	Adjusted net income is computed by: adding the non-GAAP adjustments of our goodwill and intangible asset impairment charges, all related to our Canadian business units, full cost ceiling test writedowns from our U.S., international and Canadian oil and gas joint ventures and impairment charges to oil and gas properties from our wholly owned Ramshorn business unit and then subtracting the tax benefit related to these non-GAAP adjustments. Such amounts should not be used as a substitute to those reported under GAAP. We have provided a reconciliation of net income, as presented herein, to net income including the effect of these non-GAAP adjustments and diluted earnings (losses) per share, as presented herein. The Company included these net income and diluted earnings (losses) per share amounts in the release even though these amounts exclude the incremental effect of the non-GAAP adjustments because Management believes these non-GAAP financial measures to be more indicative of the Company’s ongoing operating results and financial condition.

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